Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated December 22, 2009, relating to the consolidated financial statements of Hovnanian Enterprises, Inc., and the effectiveness of the internal control over financial reporting of Hovnanian Enterprises, Inc. appearing in the Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 22, 2009